Supplementary Agreement to the Amended and Restated Loan Agreement

Borrower:            Peggy Yu YU, ID Card No.: ***

Guoqing LI, ID Card No.: ***

(Peggy Yu YU and Guoqing LI collectively as "Borrowers")

Lender: Beijing Dangdang Information Technology Co., Ltd.

On August 1, 2013, Borrower and Lender reach a supplementary agreement to the Amended and Restated Loan Agreement ("Original Agreement") upon mutual consultation, in Beijing China as follows:

1.	The first sub-section of the recital (i.e. Whereas (1)) of Original Agreement modified as:

(1) As of 14th December 2004, Borrowers have borrowed RMB 2,000,000 from Lender as registered capital of Beijing Dangdang Kewen E-Commerce Co., Ltd. (a limited liability company incorporated under China laws, with its registered office at D102E, 6F, 17th Coutyard, Yongkang Alley, Dongcheng District, Beijing, "Dangdang Kewen" ); and Borrowers entered into a Loan Agreement with Lender on 19th June 2006; for the purpose of Lender's current business operations and commercial arrangement, as well as the establishment and development of Dangdang Kewen, Lender may increase the amount of loan to Borrowers from time to time; as of the date hereof, the total amount of the loan that Lender has provided to Borrowers is RMB20,000,000.

2.	Article 2.1 modified as:

Borrowers hereby confirm that they have received the loan from Lender, the total amount of which is RMB20,000,000. Additionally Borrowers have used the loan to increase the registered capital of Dangdang Kewen from RMB 2,000,000 to RMB20,000,000 in accordance with their previous agreement with Lender. Both parties hereby confirm that the loan from Lender is partially paid by Lender and partially paid by a third party designated by Lender. For the purpose of Lender's current business operations and commercial arrangement, as well as the development of Dangdang Kewen, Lender may provide loan to Borrower from time to time.

3.	Other provisions in Original Agreement shall be performed as set forth originally. This agreement has three (3) counterparts and each party holds one (1) counterpart.

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IN WITNESS WHEREOF, this agreement is executed on the date and at the place first written above herein.

Peggy Yu YU

/s/ Peggy Yu Yu

Guoqing LI,

/s/ Guoqing Li

Beijing Dangdang Information Technology Co., Ltd.

/s/ Guoqing Li

Authorized Representative

(Company seal)